Exhibit 99.1

CONTACTS:	Vernon L. Patterson	William C. Murschel
	Analyst	Media
	216.689.0520	216.828.7416
	Vernon_Patterson@KeyBank.com	William_C_Murschel@KeyBank.com

INVESTOR		KEY MEDIA
RELATIONS: www.key.com/ir		NEWSROOM: www.key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP REPORTS FIRST QUARTER 2008 EARNINGS
•	EPS of $0.54 for the first quarter

•	$165 million pre-tax gain recorded on partial redemption of equity interest in Visa

•	Results impacted by continued disruption in financial markets

•	Costs remain well controlled
          CLEVELAND, April 17, 2008 — KeyCorp (NYSE: KEY) today announced first quarter income from continuing operations of $218 million, or $0.54 per diluted common share. This compares to income from continuing operations of $358 million, or $0.89 per share, for the first quarter of 2007, and $22 million, or $0.06 per share, for the fourth quarter of 2007.
          Net income totaled $218 million, or $0.54 per diluted common share, for the first quarter of 2008, compared to net income of $350 million, or $0.87 per share, for the first quarter of 2007 and $25 million, or $0.06 per share, for the fourth quarter of 2007.
          The table below shows Key’s continuing and discontinued operating results for the three-month periods ended March 31, 2008, December 31, 2007, and March 31, 2007.

	Three months ended
in millions, except per share amounts	3-31-08	12-31-07	3-31-07
Summary of operations
Income from continuing operations	$218	$22	$358
Income (loss) from discontinued operations, net of taxes [a]	—	3	(8)

Net income	$218	$25	$350

Per common share — assuming dilution [b]
Income from continuing operations	$.54	$.06	$.89
Income (loss) from discontinued operations [a]	—	.01	(.02)

Net income	$.54	$.06	$.87

(a)	Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business in November 2006, and completed the sale of Champion’s origination platform in February 2007. As a result of these actions, Key has accounted for this business as a discontinued operation.

(b)	Earnings per share may not foot due to rounding.
          “While Key’s first quarter earnings reflect the market volatility and rising credit costs facing the financial services industry as a whole, overall we are pleased that we achieved these financial results at the same time that we have taken steps to significantly reduce the company’s exposure to future market volatility and have continued to bolster our loan loss reserves,” said Chairman and Chief Executive Officer Henry L. Meyer III.

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

          “During the first quarter, we continued to take actions to mitigate the effects of future market volatility on our held-for-sale and trading portfolios. These actions include the placement of hedges on our remaining previously unhedged commercial real estate mortgage loans held for sale to protect against declines in market values that may result from changes in credit spreads and other market-driven factors, and the transfer of $3.3 billion of education loans held for sale to the held-to-maturity loan portfolio in response to the continued disruption in the student loan securitization market.
          “With nonperforming assets continuing to rise in this challenging credit environment, we continue to add to our loan loss reserve, which represented 1.70% of total loans and 123% of Key’s nonperforming loans at quarter end. The current quarter’s increase to the reserve, along with the actions we took in the fourth quarter of 2007 to bolster our reserves, reduce expenses and curtail certain higher risk or nonrelationship businesses, should help us better weather the current softness in the economy.
          “While current market conditions remain challenging, we believe by continuing to focus on our relationship business model, managing our expenses and upgrading our delivery platforms, we will keep Key positioned to respond to business opportunities as they emerge.”
     As shown in the following table, the comparability of Key’s earnings for the current, prior and year-ago quarters is affected by several significant items.

	First Quarter 2008			Fourth Quarter 2007			First Quarter 2007
	Pre-tax	After-tax	Impact	Pre-tax	After-tax	Impact	Pre-tax	After-tax	Impact
in millions, except per share amounts	Amount	Amount	on EPS	Amount	Amount	on EPS	Amount	Amount	on EPS
Gain from redemption of Visa Inc. shares	$165	$103	$.26	—	—	—	—	—	—
Liability to Visa	—	—	—	$(64)	$(40)	$(.10)	—	—	—
Realized and unrealized gains (losses) on loan and securities portfolios held for sale or trading	(128)	(80)	(.20)	(30)	(19)	(.05)	$22	$14	$.03
Additional reserve for LILO transactions	(3)	(38)	(.10)	—	—	—	—	—	—
McDonald Investments branch network [a]	—	—	—	—	—	—	159	99	.25
Gain from settlement of automobile residual value insurance litigation	—	—	—	—	—	—	26	17	.04
Loss from repositioning of securities portfolio	—	—	—	—	—	—	(49)	(31)	(.08)

(a)	Represents the financial effect of the McDonald Investments branch network, including a gain of $171 million ($107 million after tax) from the February 9, 2007, sale of that network.

LILO	= Lease in, lease out transactions

EPS	= Earnings per diluted common share
          Key’s provision for loan losses was $187 million for the first quarter of 2008, up from $44 million for the same period one year ago. The increase was due primarily to continued weakness in the housing market and an additional provision recorded in connection with the March 2008 transfer of $3.3 billion of education loans from held-for-sale status to the loan portfolio. Also, during the first quarter of 2008, credit spreads continued to widen, causing the market values of Key’s loan and securities portfolios held for sale or trading to decrease. During the first quarter, Key recorded net losses of $101 million from loan sales and write-downs, $21 million from dealer trading and derivatives, and $6 million from certain real estate-related investments, for a total of $128 million in net losses. This compares to net gains of $22 million from these activities for the first quarter of 2007 and net losses of $30 million for the fourth quarter of 2007.

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

SUMMARY OF CONTINUING OPERATIONS
          Taxable-equivalent net interest income was $704 million for the first quarter of 2008, compared to $700 million for the year-ago quarter. Average earning assets rose by $9.7 billion, or 12%, due primarily to strong growth in commercial lending and the January 1 acquisition of U.S.B. Holding Co., Inc., which added approximately $1.5 billion to Key’s loan portfolio. The net interest margin for the current quarter declined to 3.14% from 3.50% for the first quarter of 2007. The reduction was attributable largely to tighter loan and deposit spreads, reflecting the effects of competitive pricing, and a lease accounting adjustment related to certain leveraged lease transactions.
          During the first quarter of 2008, Key increased its tax reserves for certain lease in, lease out (“LILO”) transactions, the deductions for which have been disallowed by the Internal Revenue Service. The change in the level of LILO reserves also necessitated a recalculation of lease income under FASB Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction.” These actions reduced Key’s taxable-equivalent net interest income and net interest margin for the first quarter of 2008 by $34 million and 15 basis points, respectively, and reduced Key’s earnings by $38 million, or $0.10 per diluted common share. As previously reported, the LILO transactions represent a portion of Key’s overall leveraged lease financing portfolio, the tax deductions for which are under challenge by the Internal Revenue Service.
          Compared to the fourth quarter of 2007, taxable-equivalent net interest income decreased by $46 million, and the net interest margin declined by 34 basis points. These reductions were due primarily to the charges recorded during the current period in connection with the additional reserves recorded for the above-mentioned LILO transactions, and a favorable lease accounting adjustment of $18 million recorded during the fourth quarter of 2007 that contributed approximately 9 basis points to Key’s taxable-equivalent net interest margin for that period. Average earning assets grew by $3.7 billion from the fourth quarter as a result of strong demand for commercial loans in Key’s National Banking group and the January 1, 2008, acquisition of U.S.B. Holding Co., Inc., which added approximately $1.7 billion to Key’s average earning assets in the first quarter.
          Key’s noninterest income was $528 million for the first quarter of 2008, compared to $654 million for the year-ago quarter. Included in current year results is a $165 million gain from the partial redemption of Visa Inc. shares, and both realized and unrealized losses associated with several of Key’s capital markets-driven businesses. Noninterest income for the first quarter of 2007 included a $171 million gain associated with the sale of the McDonald Investments branch network, a $26 million gain from the settlement of the automobile residual value insurance litigation and a $49 million loss recorded in connection with the repositioning of the securities portfolio.
          During the first quarter of 2008, Key recorded $101 million in net losses from loan sales and write-downs, related primarily to commercial real estate loans held for sale. This compares to net gains of $9 million for the same period last year. Additionally, income from investment banking and capital markets activities decreased by $36 million, due primarily to a $29 million reduction from dealer trading and derivatives, and net gains from principal investing were down $20 million from the year-ago quarter.

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

          Trust and investment services income increased by $4 million from the same period one year ago. Last year’s first quarter results included $16 million from the McDonald Investments operation. Adjusting for this revenue, trust and investment services income rose by $20 million, or 18%, driven by growth in institutional asset management income. The company also experienced a $13 million increase in income from deposit service charges.
          Compared to the fourth quarter of 2007, noninterest income grew by $40 million. The gain from the redemption of Visa shares more than offset a $95 million increase in net losses from loan sales and write-downs, and a $21 million reduction in letter of credit and loan fees.
          Key’s noninterest expense was $732 million for the first quarter of 2008, compared to $784 million for the same period last year. Personnel expense decreased by $19 million, due to lower stock-based compensation and decreases in costs associated with salaries and employee benefits. Approximately $13 million of the reduction in total personnel expense was attributable to the sale of the McDonald Investments branch network. Nonpersonnel expense decreased by $33 million from the year-ago quarter, reflecting a $27 million reduction to the liability for credit losses on lending-related commitments in the current quarter, compared to a reduction of $8 million recorded in the first quarter of 2007. Also contributing to the decrease were declines in marketing and computer processing expense of $5 million and $4 million, respectively. The McDonald Investments sale reduced Key’s total nonpersonnel expense by approximately $14 million.
          Compared to the fourth quarter of 2007, noninterest expense decreased by $164 million. Personnel expense rose by $10 million as a result of higher incentive compensation accruals and increases in costs associated with employee benefits (employment taxes) and stock-based compensation. These increases were offset in part by lower costs related to salaries and severance. Nonpersonnel expense decreased by $174 million, reflecting the $27 million reduction to the liability for credit losses on lending-related commitments, compared to a $25 million increase recorded in the prior quarter; a $15 million decrease in professional fees and a $5 million decline in computer processing expense. Additionally, noninterest expense for the fourth quarter of 2007 included a $64 million charge, representing the estimated fair value of Key’s liability to Visa Inc. This liability was satisfied in the first quarter of 2008 with proceeds resulting from Visa’s initial public offering.
ASSET QUALITY
          Key’s provision for loan losses from continuing operations was $187 million for the first quarter of 2008, compared to $44 million for the year-ago quarter and $363 million for the fourth quarter of 2007. During the first quarter of 2008, Key’s provision exceeded its net loan charge-offs by $66 million. The additional provision was a result of continued weakness in the housing market, which adversely affected Key’s commercial real estate portfolio, and an additional provision recorded in connection with the March 2008 transfer of $3.3 billion of education loans from held-for-sale status to the held-to-maturity loan portfolio. The secondary markets for these loans have been adversely affected by market liquidity issues, prompting the company’s decision to move them to a held-to-maturity classification.
          Net loan charge-offs for the quarter totaled $121 million, or 0.67% of average loans from continuing operations, compared to $44 million, or 0.27%, for the same period last year and $119 million, or 0.67%, for the previous quarter.

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

          At March 31, 2008, Key’s nonperforming loans totaled $1.054 billion and represented 1.38% of period-end portfolio loans, compared to 0.97% at December 31, 2007, and 0.39% at March 31, 2007. At March 31, 2008, nonperforming assets totaled $1.115 billion and represented 1.46% of portfolio loans, other real estate owned and other nonperforming assets, compared to 1.08% at December 31, 2007, and 0.54% at March 31, 2007. The increase in nonperforming assets during the first quarter of 2008 was attributable primarily to the continued deterioration of market conditions in the residential properties segment of Key’s commercial real estate construction portfolio, principally in Florida and southern California.
          Key’s allowance for loan losses was $1.298 billion, or 1.70% of loans outstanding, at March 31, 2008, compared to $1.200 billion, or 1.69%, at December 31, 2007, and $944 million, or 1.44%, at March 31, 2007. The January 1, 2008, acquisition of U.S.B. Holding Co., Inc. added approximately $32 million to Key’s allowance for loan losses.
CAPITAL
          Key’s capital ratios, as presented in the following table, continued to exceed all “well-capitalized” regulatory benchmarks at March 31, 2008.
Capital Ratios

	3-31-08	12-31-07	3-31-07

Tier 1 risk-based capital [a]	8.09%	7.44%	8.15%
Total risk-based capital [a]	11.90	11.38	12.20
Tangible equity to tangible assets	6.85	6.58	7.04

(a)	3-31-08 ratio is estimated.
          During the first quarter of 2008, Key issued 9.9 million of its common shares in connection with the acquisition of U.S.B. Holding Co., Inc. and reissued 1.4 million shares under employee benefit plans. There was no repurchase activity by Key during the first quarter and the company currently does not anticipate any share repurchase activity in the second quarter of 2008. At March 31, 2008, Key had 14.0 million common shares remaining for repurchase under the current authorization.
          Share repurchases and other activities that caused the change in Key’s outstanding common shares over the past five quarters are summarized in the table below.
Summary of Changes in Common Shares Outstanding

in thousands	1Q08	4Q07	3Q07	2Q07	1Q07

Shares outstanding at beginning of period	388,793	388,708	389,362	394,483	399,153
Shares issued to acquire U.S.B. Holding Co., Inc.	9,895	—	—	—	—
Issuance of shares under employee benefit plans	1,383	85	1,346	879	3,330
Repurchase of common shares	—	—	(2,000)	(6,000)	(8,000)

Shares outstanding at end of period	400,071	388,793	388,708	389,362	394,483

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

LINE OF BUSINESS RESULTS
     The following table shows the contribution made by each major business group to Key’s taxable-equivalent revenue and income from continuing operations for the periods presented. The specific lines of business that comprise each of the major business groups are described under the heading “Line of Business Descriptions.” For more detailed financial information pertaining to each business group and its respective lines of business, see the tables at the end of this release. Key’s line of business results for all periods presented reflect a new organizational structure that took effect January 1, 2008.
Major Business Groups

				Percent change 1Q08 vs.
dollars in millions	1Q08	4Q07	1Q07	4Q07	1Q07

Revenue from continuing operations (TE)
Community Banking	$629	$652	$805	(3.5)%	(21.9)%
National Banking	441	612	599	(27.9)	(26.4)
Other Segments	27	17	(20)	58.8	N/M

Total Segments	1,097	1,281	1,384	(14.4)	(20.7)
Reconciling Items [a]	135	(43)	(30)	N/M	N/M

Total	$1,232	$1,238	$1,354	(.5)%	(9.0)%

Income (loss) from continuing operations
Community Banking	$113	$111	$203	1.8%	(44.3)%
National Banking	(23)	(67)	157	65.7	N/M
Other Segments	22	21	(8)	4.8	N/M

Total Segments	112	65	352	72.3	(68.2)
Reconciling Items [a]	106	(43)	6	N/M	N/M

Total	$218	$22	$358	890.9%	(39.1)%

(a)	For the first quarter of 2008, reconciling items include a $165 million ($103 million after tax) gain from the partial redemption of Key’s equity interest in Visa Inc. For the fourth quarter of 2007, reconciling items include a $64 million ($40 million after tax) charge, representing the fair value of Key’s potential liability to Visa Inc. This liability was satisfied in the first quarter of 2008 with proceeds resulting from Visa’s initial public offering.

TE	= Taxable Equivalent, N/M = Not Meaningful
Community Banking

				Percent change 1Q08 vs.
dollars in millions	1Q08	4Q07	1Q07	4Q07	1Q07

Summary of operations
Net interest income (TE)	$423	$434	$418	(2.5)%	1.2%
Noninterest income	206	218	387	(5.5)	(46.8)

Total revenue (TE)	629	652	805	(3.5)	(21.9)
Provision for loan losses	18	36	14	(50.0)	28.6
Noninterest expense	430	438	466	(1.8)	(7.7)

Income before income taxes (TE)	181	178	325	1.7	(44.3)
Allocated income taxes and TE adjustments	68	67	122	1.5	(44.3)

Net income	$113	$111	$203	1.8%	(44.3)%

Percent of consolidated income from continuing operations	52%	505%	57%	N/A	N/A

Average balances
Loans and leases	$28,255	$27,237	$26,456	3.7%	6.8%
Total assets	31,404	29,912	29,293	5.0	7.2
Deposits	50,089	47,255	46,524	6.0	7.7

Assets under management at period end	$20,049	$21,592	$20,634	(7.1)%	(2.8)%

TE	= Taxable Equivalent, N/A = Not Applicable

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Additional Community Banking Data				Percent change 1Q08 vs.
dollars in millions	1Q08	4Q07	1Q07	4Q07	1Q07

Average deposits outstanding
NOW and money market deposit accounts	$19,886	$20,471	$19,616	(2.9)%	1.4%
Savings deposits	2,042	1,514	1,618	34.9	26.2
Certificates of deposit ($100,000 or more)	6,452	4,918	4,551	31.2	41.8
Other time deposits	12,765	11,454	12,051	11.4	5.9
Deposits in foreign office	1,257	1,249	960	.6	30.9
Noninterest-bearing deposits	7,687	7,649	7,728	.5	(.5)

Total deposits	$50,089	$47,255	$46,524	6.0%	7.7%

Home equity loans
Average balance	$9,693	$9,658	$9,677
Weighted-average loan-to-value ratio	70%	70%	70%
Percent first lien positions	56	57	59

Other data
On-line households / household penetration	749,512/45%	737,393/45%	719,736/43%
Branches	985	955	950
Automated teller machines	1,479	1,443	1,447

Community Banking Summary of Operations
          Community Banking recorded net income of $113 million for the first quarter of 2008, compared to $203 million for the year-ago quarter. Excluding the impact of the sale of the McDonald Investments branch network during the first quarter of 2007, net income for Community Banking was up $9 million, or 9%, from the comparable quarter last year. Increases in both net interest income and noninterest income, and a reduction in noninterest expense drove the improvement and more than offset a higher provision for loan losses.
          Taxable-equivalent net interest income rose by $5 million, or 1%, from the first quarter of 2007. The increase was attributable to a $2.0 billion, or 7%, rise in average earning assets, due largely to growth in the commercial loan portfolio, and a $3.6 billion, or 8%, increase in average deposits. Both loan and deposit growth benefited from the January 1 acquisition of U.S.B. Holding Co., Inc. described below. The positive effect of this growth was offset in part by the impact of tighter loan and deposit spreads.
          Excluding the impact of the McDonald Investments sale, noninterest income rose by $9 million, or 5%, from the same period one year ago, due to growth in deposit service charge income, higher income from derivatives and growth in bank channel investment product sales commission income.
          The provision for loan losses increased by $4 million, or 29%, compared to the first quarter of 2007.
          Excluding the impact of the McDonald Investments sale, noninterest expense declined by $9 million, or 2%, from the year-ago quarter, reflecting a decrease in personnel expense, due primarily to reduced headcount. Additionally, Community Banking results for the current quarter benefited from a reduction to the liability for credit losses on lending-related commitments.
          On January 1, 2008, Key acquired U.S.B. Holding Co., Inc., the holding company for Union State Bank, a 31-branch state-chartered commercial bank headquartered in Orangeburg, New York. The acquisition doubles Key’s branch penetration in the attractive Lower Hudson Valley area. Assets and deposits acquired in this transaction were assigned to both the Community Banking and National Banking groups.

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

National Banking

				Percent change 1Q08 vs.
dollars in millions	1Q08	4Q07	1Q07	4Q07	1Q07

Summary of operations
Net interest income (TE)	$340	$389	$340	(12.6)%	—
Noninterest income	101	223	259	(54.7)	(61.0)%

Total revenue (TE)	441	612	599	(27.9)	(26.4)
Provision for loan losses	169	327	30	(48.3)	463.3
Noninterest expense	309	389	317	(20.6)	(2.5)

(Loss) income from continuing operations before income taxes (TE)	(37)	(104)	252	64.4	N/M
Allocated income taxes and TE adjustments	(14)	(37)	95	62.2	N/M

(Loss) income from continuing operations	(23)	(67)	157	65.7	N/M
Income (loss) from discontinued operations, net of taxes	—	3	(8)	(100.0)	100.0%

Net (loss) income	$(23)	$(64)	$149	64.1%	N/M

Percent of consolidated income from continuing operations	N/M	N/M	44%	N/A	N/A

Average balances from continuing operations
Loans and leases	$44,021	$42,037	$38,839	4.7%	13.3%
Loans held for sale	4,932	4,709	3,917	4.7	25.9
Total assets	56,079	53,323	48,411	5.2	15.8
Deposits	11,849	12,628	11,291	(6.2)	4.9

Assets under management at period end	$60,404	$63,850	$61,754	(5.4)%	(2.2)%

TE = Taxable Equivalent, N/M = Not Meaningful, N/A = Not Applicable
National Banking Summary of Continuing Operations
          National Banking recorded a net loss of $23 million from continuing operations for the first quarter of 2008, compared to net income of $157 million from continuing operations for the same period last year. Lower noninterest income and an increase in the provision for loan losses accounted for the reduction and more than offset a decrease in noninterest expense. Net interest income was essentially unchanged from the year-ago quarter.
          During the first quarter of 2008, National Banking increased its tax reserves for certain lease in, lease out transactions and, as a result, recalculated its lease income in accordance with FASB Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction.” Excluding the additional charges associated with these actions, taxable-equivalent net interest income grew by $34 million, or 10%, from the first quarter of 2007 as a result of increases in average earning assets and deposits, offset in part by tighter interest rate spreads. Average loans and leases grew by $5.2 billion, or 13%, while average deposits rose by $558 million, or 5%, from the year-ago quarter.
          Noninterest income declined by $158 million, or 61%, as several capital markets-driven businesses were adversely affected by continued volatility in the financial markets. Results for the current quarter include $105 million in net losses from loan sales and write-downs, related primarily to commercial real estate loans held for sale. This compares to net gains of $5 million for the same period last year. Income from investment banking and capital markets activities decreased by $47 million, due primarily to a $38 million reduction from dealer trading and derivatives. These decreases were offset in part by a $19 million increase in trust and investment services income. Additionally, results for the first quarter of 2007 included a $26 million gain from the settlement of the automobile residual value insurance litigation.

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

          The provision for loan losses rose by $139 million, reflecting continued deterioration of market conditions in the residential properties segment of Key’s commercial real estate construction portfolio, principally in Florida and southern California, and an additional provision recorded in the Consumer Finance line of business in connection with the March 2008 transfer of $3.3 billion of education loans from held-for-sale status to the loan portfolio.
          Noninterest expense decreased by $8 million, or 3%, from the year-ago quarter. Contributing to the improvement was a $22 million reduction to the liability for credit losses on lending-related commitments in the current quarter, compared to a reduction of $7 million recorded in the first quarter of 2007. This positive effect of this change was offset in part by a $6 million increase in costs associated with operating leases.
Other Segments
          Other segments consist of Corporate Treasury and Key’s Principal Investing unit. These segments generated net income of $22 million for the first quarter of 2008, compared to a net loss of $8 million for the same period last year. The improvement was due primarily to a $49 million loss recorded in the first quarter of 2007 in connection with the repositioning of the securities portfolio, offset in part by a decrease in net gains from principal investing.

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Line of Business Descriptions
Community Banking
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.
Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.
National Banking
Real Estate Capital and Corporate Banking Services consists of two business units. Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other commercial banking products and services to developers, brokers and owner-investors. This unit deals primarily with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties). Particular emphasis has been placed on providing clients with finance solutions through access to the capital markets.
Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients throughout the Community Banking and National Banking groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services provides a full array of commercial banking products and services to government and not-for-profit entities, and to community banks.
Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Institutional and Capital Markets provides commercial lending, treasury management, investment banking, derivatives and foreign exchange, equity and debt underwriting and trading, and syndicated finance products and services to large corporations and middle-market companies through the KeyBanc Capital Markets subsidiary.
Through its Victory Capital Management unit, Institutional and Capital Markets also manages or gives advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
Consumer Finance includes Indirect Lending and Commercial Floor Plan Lending.

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Indirect Lending offers loans to consumers through dealers. This business unit also provides federal and private education loans to students and their parents, and processes tuition payments for private schools.
Commercial Floor Plan Lending finances inventory for automobile, recreation and marine dealers.
          Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $101 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company’s businesses deliver their products and services through 985 branches and additional offices; a network of 1,479 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, https://www.key.com/,® that provides account access and financial products 24 hours a day.
Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly earnings and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 9:00 a.m. ET, on Thursday, April 17, 2008. An audio replay of the call will be available through April 24.
For up-to-date company information, media contacts and facts and figures about Key’s lines of business visit our Media Newsroom at https://www.key.com/newsroom.

This news release contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations and forecasts reflected in these forward-looking statements are reasonable, actual results could differ materially due to a variety of factors including: (1) changes in interest rates; (2) changes in trade, monetary or fiscal policy; (3) continued disruption in the fixed income markets; (4) adverse capital markets conditions; (5) changes in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, which could, among other things, materially impact credit quality trends and our ability to generate loans; (6) increased competitive pressure among financial services companies; (7) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (8) consummation of significant business combinations or divestitures; (9) operational or risk management failures due to technological or other factors; (10) changes in accounting or tax practices or requirements; (11) new legal obligations or liabilities or unfavorable resolution of litigation; (12) heightened regulatory practices, requirements or expectations; and (13) disruption in the economy and general business climate as a result of terrorist activities or military actions. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements. For further information regarding KeyCorp, please read KeyCorp’s reports that are filed with the Securities and Exchange Commission and are available at www.sec.gov.
###

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended
	3-31-08	12-31-07	3-31-07

Summary of operations
Net interest income (TE)	$704	$750	$700
Noninterest income	528	488	654

Total revenue (TE)	1,232	1,238	1,354
Provision for loan losses	187	363	44
Noninterest expense	732	896	784
Income from continuing operations	218	22	358
Income (loss) from discontinued operations, net of taxes [a]	—	3	(8)
Net income	218	25	350

Per common share
Income from continuing operations	$.55	$.06	$.90
Income from continuing operations — assuming dilution	.54	.06	.89
Income (loss) from discontinued operations [a]	—	.01	(.02)
Income (loss) from discontinued operations — assuming dilution [a]	—	.01	(.02)
Net income	.55	.06	.88
Net income — assuming dilution	.54	.06	.87
Cash dividends paid	.375	.365	.365
Book value at period end	21.48	19.92	19.57
Market price at period end	21.95	23.45	37.47

Performance ratios — from continuing operations
Return on average total assets	.85%	.09%	1.58%
Return on average equity	10.38	1.11	19.06
Net interest margin (TE)	3.14	3.48	3.50

Performance ratios — from consolidated operations
Return on average total assets	.85%	.10%	1.54%
Return on average equity	10.38	1.26	18.63
Net interest margin (TE)	3.14	3.48	3.51

Capital ratios at period end
Equity to assets	8.47%	7.89%	8.37%
Tangible equity to tangible assets	6.85	6.58	7.04
Tier 1 risk-based capital [b]	8.09	7.44	8.15
Total risk-based capital [b]	11.90	11.38	12.20
Leverage [b]	8.96	8.39	9.17

Asset quality
Net loan charge-offs	$121	$119	$44
Net loan charge-offs to average loans from continuing operations	.67%	.67%	.27%
Allowance for loan losses	$1,298	$1,200	$944
Allowance for loan losses to period-end loans	1.70%	1.69%	1.44%
Allowance for loan losses to nonperforming loans	123.15	174.67	371.65
Nonperforming loans at period end	$1,054	$687	$254
Nonperforming assets at period end	1,115	764	353
Nonperforming loans to period-end portfolio loans	1.38%	.97%	.39%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.46	1.08	.54

Trust and brokerage assets
Assets under management	$80,453	$85,442	$82,388
Nonmanaged and brokerage assets	30,532	33,918	32,838

Other data
Average full-time equivalent employees	18,426	18,500	19,801
Branches	985	955	950

Taxable-equivalent adjustment	$(9)	$40	$21

(a)	Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business in November 2006, and completed the sale of Champion’s origination platform in February 2007. As a result of these actions, Key has accounted for this business as a discontinued operation.

(b)	3-31-08 ratio is estimated.

TE	= Taxable Equivalent

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Consolidated Balance Sheets
(dollars in millions)

	3-31-08	12-31-07	3-31-07

Assets
Loans	$76,444	$70,823	$65,711
Loans held for sale	1,674	4,736	4,175
Securities available for sale	8,419	7,860	7,789
Held-to-maturity securities	29	28	38
Trading account assets	1,015	1,056	671
Short-term investments	577	516	1,313
Other investments	1,561	1,538	1,466

Total earning assets	89,719	86,557	81,163
Allowance for loan losses	(1,298)	(1,200)	(944)
Cash and due from banks	1,730	1,814	2,052
Premises and equipment	712	681	590
Operating lease assets	1,070	1,128	1,074
Goodwill	1,599	1,252	1,202
Other intangible assets	164	123	115
Corporate-owned life insurance	2,894	2,872	2,805
Derivative assets	1,508	879	413
Accrued income and other assets	3,394	4,122	3,786

Total assets	$101,492	$98,228	$92,256

Liabilities
Deposits in domestic offices:
NOW and money market deposit accounts	$26,527	$27,635	$23,317
Savings deposits	1,826	1,513	1,654
Certificates of deposit ($100,000 or more)	8,330	6,982	6,094
Other time deposits	12,933	11,615	12,086

Total interest-bearing deposits	49,616	47,745	43,151
Noninterest-bearing deposits	10,896	11,028	13,473
Deposits in foreign office — interest-bearing	4,190	4,326	3,149

Total deposits	64,702	63,099	59,773
Federal funds purchased and securities sold under repurchase agreements	3,503	3,927	5,770
Bank notes and other short-term borrowings	5,464	5,861	922
Derivative liabilities	465	252	173
Accrued expense and other liabilities	4,429	5,386	4,838
Long-term debt	14,337	11,957	13,061

Total liabilities	92,900	90,482	84,537

Shareholders’ equity
Preferred stock	—	—	—
Common shares	492	492	492
Capital surplus	1,659	1,623	1,614
Retained earnings	8,737	8,522	8,528
Treasury stock, at cost	(2,689)	(3,021)	(2,801)
Accumulated other comprehensive income (loss)	393	130	(114)

Total shareholders’ equity	8,592	7,746	7,719

Total liabilities and shareholders’ equity	$101,492	$98,228	$92,256

Common shares outstanding (000)	400,071	388,793	394,483

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended
	3-31-08	12-31-07	3-31-07

Interest income
Loans	$1,123	$1,205	$1,161
Loans held for sale	87	89	75
Securities available for sale	109	115	100
Held-to-maturity securities	1	1	1
Trading account assets	13	12	7
Short-term investments	9	13	11
Other investments	12	12	13

Total interest income	1,354	1,447	1,368

Interest expense
Deposits	428	483	433
Federal funds purchased and securities sold under repurchase agreements	28	45	49
Bank notes and other short-term borrowings	39	45	11
Long-term debt	146	164	196

Total interest expense	641	737	689

Net interest income	713	710	679
Provision for loan losses	187	363	44

Net interest income after provision for loan losses	526	347	635

Noninterest income
Trust and investment services income	129	131	125
Service charges on deposit accounts	88	90	75
Investment banking and capital markets income	8	12	44
Operating lease income	69	72	64
Letter of credit and loan fees	37	58	38
Corporate-owned life insurance income	28	37	25
Electronic banking fees	24	25	24
Net (losses) gains from loan securitizations and sales	(101)	(6)	9
Net securities gains (losses)	3	6	(47)
Net gains from principal investing	9	6	29
Gain from redemption of Visa Inc. shares	165	—	—
Gain from sale of McDonald Investments branch network	—	—	171
Other income	69	57	97

Total noninterest income	528	488	654

Noninterest expense
Personnel	409	399	428
Net occupancy	66	64	63
Computer processing	47	52	51
Operating lease expense	58	59	52
Professional fees	23	38	26
Equipment	24	25	25
Marketing	14	16	19
Other expense	91	243	120

Total noninterest expense	732	896	784

Income (loss) from continuing operations before income taxes	322	(61)	505
Income taxes	104	(83)	147

Income from continuing operations	218	22	358
Income (loss) from discontinued operations, net of taxes	—	3	(8)

Net income	$218	$25	$350

Per common share:
Income from continuing operations	$.55	$.06	$.90
Net income	.55	.06	.88

Per common share — assuming dilution:
Income from continuing operations	$.54	$.06	$.89
Net income	.54	.06	.87

Cash dividends declared per common share	—	$.74	$.365

Weighted-average common shares outstanding (000)	399,121	388,841	397,875
Weighted-average common shares and potential common shares outstanding (000)	399,769	389,911	403,478

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
From Continuing Operations
(dollars in millions)

	First Quarter 2008			Fourth Quarter 2007			First Quarter 2007
	Average			Average			Average
	Balance	Interest	Yield / Rate	Balance	Interest	Yield / Rate	Balance	Interest	Yield / Rate

Assets
Loans: [a,b]
Commercial, financial and agricultural	$25,411	$392	6.21%	$23,825	$419	6.98%	$21,562	$392	7.38%
Real estate — commercial mortgage	10,283	175	6.84	9,351	175	7.42	8,426	163	7.83
Real estate — construction	8,468	134	6.36	8,192	153	7.42	8,227	166	8.20
Commercial lease financing	10,004	98	3.91	10,252	171	6.65	10,094	146	5.78

Total commercial loans	54,166	799	5.93	51,620	918	7.06	48,309	867	7.26
Real estate — residential	1,916	30	6.29	1,596	27	6.72	1,444	24	6.60
Home equity	10,953	178	6.54	10,917	192	7.02	10,706	191	7.22
Consumer — direct	1,305	34	10.59	1,308	35	10.73	1,450	36	10.15
Consumer — indirect	4,348	72	6.61	4,276	73	6.76	3,760	64	6.79

Total consumer loans	18,522	314	6.81	18,097	327	7.20	17,360	315	7.32

Total loans	72,688	1,113	6.15	69,717	1,245	7.10	65,669	1,182	7.28
Loans held for sale	4,984	87	7.01	4,748	89	7.53	3,940	75	7.70
Securities available for sale [a,c]	8,419	110	5.28	7,858	115	5.89	7,548	100	5.27
Held-to-maturity securities [a]	29	1	11.02	30	1	6.24	39	1	7.21
Trading account assets	1,075	13	4.84	1,042	12	4.40	754	7	3.78
Short-term investments	1,165	9	3.18	1,226	13	3.94	853	11	5.22
Other investments [c]	1,552	12	3.05	1,589	12	3.02	1,400	13	3.65

Total earning assets	89,912	1,345	6.01	86,210	1,487	6.86	80,203	1,389	6.99
Allowance for loan losses	(1,236)			(966)			(942)
Accrued income and other assets	14,680			13,547			12,835

Total assets	$103,356			$98,791			$92,096

Liabilities
NOW and money market deposit accounts	$26,996	139	2.07	$25,687	197	3.05	$23,424	177	3.06
Savings deposits	1,865	3	.62	1,523	1	.19	1,629	1	.19
Certificates of deposit ($100,000 or more) [d]	8,072	95	4.72	6,887	86	4.98	6,151	76	5.03
Other time deposits	12,759	146	4.59	11,455	135	4.68	12,063	138	4.64
Deposits in foreign office	5,853	45	3.13	5,720	64	4.42	3,258	41	5.12

Total interest-bearing deposits	55,545	428	3.10	51,272	483	3.74	46,525	433	3.77
Federal funds purchased and securities sold under repurchase agreements	3,863	28	2.91	4,194	45	4.23	3,903	49	5.04
Bank notes and other short-term borrowings	4,934	39	3.22	4,233	45	4.15	1,113	11	3.98
Long-term debt [d,e]	13,238	146	4.71	11,851	164	5.72	13,617	196	5.90

Total interest-bearing liabilities	77,580	641	3.36	71,550	737	4.11	65,158	689	4.29

Noninterest-bearing deposits	10,741			12,948			13,237
Accrued expense and other liabilities	6,590			6,405			6,083

Total liabilities	94,911			90,903			84,478

Shareholders’ equity	8,445			7,888			7,618

Total liabilities and shareholders’ equity	$103,356			$98,791			$92,096

Interest rate spread (TE)			2.65%			2.75%			2.70%

Net interest income (TE) and net interest margin (TE)		704	3.14%		750	3.48%		700	3.50%

TE adjustment [a]		(9)			40			21

Net interest income, GAAP basis		$713			$710			$679

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	Yield is calculated on the basis of amortized cost.

(d)	Rate calculation excludes basis adjustments related to fair value hedges.

(e)	Results from continuing operations exclude the dollar amount of liabilities assumed necessary to support interest-earning assets held by the discontinued Champion Mortgage finance business. The interest expense related to these liabilities, which also is excluded from continuing operations, was calculated using a matched funds transfer pricing methodology.

TE	= Taxable Equivalent

GAAP	= U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Noninterest Income
(in millions)

	Three months ended
	3-31-08	12-31-07	3-31-07

Trust and investment services income [a]	$129	$131	$125
Service charges on deposit accounts	88	90	75
Investment banking and capital markets income [a]	8	12	44
Operating lease income	69	72	64
Letter of credit and loan fees	37	58	38
Corporate-owned life insurance income	28	37	25
Electronic banking fees	24	25	24
Net (losses) gains from loan securitizations and sales	(101)	(6)	9
Net securities gains (losses)	3	6	(47)
Net gains from principal investing	9	6	29
Gain from redemption of Visa Inc. shares	165	—	—
Gain from sale of McDonald Investments branch network	—	—	171
Other income:
Insurance income	15	10	14
Loan securitization servicing fees	4	5	5
Credit card fees	4	3	3
Litigation settlement — automobile residual value insurance	—	—	26
Miscellaneous income	46	39	49

Total other income	69	57	97

Total noninterest income	$528	$488	$654

(a)	Additional detail provided in tables below.
Trust and Investment Services Income
(in millions)

	Three months ended
	3-31-08	12-31-07	3-31-07

Brokerage commissions and fee income	$33	$31	$40
Personal asset management and custody fees	41	43	40
Institutional asset management and custody fees	55	57	45

Total trust and investment services income	$129	$131	$125

Investment Banking and Capital Markets Income
(in millions)

	Three months ended
	3-31-08	12-31-07	3-31-07

Investment banking income	$22	$21	$21
(Loss) income from other investments	(6)	(23)	5
Dealer trading and derivatives (loss) income	(21)	(1)	8
Foreign exchange income	13	15	10

Total investment banking and capital markets income	$8	$12	$44

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Noninterest Expense
(dollars in millions)

	Three months ended
	3-31-08	12-31-07		3-31-07

Personnel [a]	$409	$399		$428
Net occupancy	66	64		63
Computer processing	47	52		51
Operating lease expense	58	59		52
Professional fees	23	38		26
Equipment	24	25		25
Marketing	14	16		19
Other expense:
Postage and delivery	11	13		12
Franchise and business taxes	8	7		9
Telecommunications	8	7		7
(Credit) provision for losses on lending-related commitments	(27)	25		(8)
Liability to Visa Inc.	—	64		—
Miscellaneous expense	91	127		100

Total other expense	91	243		120

Total noninterest expense	$732	$896		$784

Average full-time equivalent employees	18,426	18,500	[b]	19,801	[b]

(a)	Additional detail provided in table below.

(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.
Personnel Expense
(in millions)

	Three months ended
	3-31-08	12-31-07	3-31-07

Salaries	$239	$255	$245
Incentive compensation	74	52	75
Employee benefits	76	65	82
Stock-based compensation	14	3	24
Severance	6	24	2

Total personnel expense	$409	$399	$428

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Loan Composition
(dollars in millions)

				Percent change 3-31-08 vs.
	3-31-08	12-31-07	3-31-07	12-31-07	3-31-07

Commercial, financial and agricultural	$25,777	$24,797	$21,476	4.0%	20.0%
Commercial real estate:
Commercial mortgage	10,479	9,630	8,519	8.8	23.0
Construction	8,473	8,102	8,355	4.6	1.4

Total commercial real estate loans	18,952	17,732	16,874	6.9	12.3
Commercial lease financing	10,000	10,176	10,036	(1.7)	(.4)

Total commercial loans	54,729	52,705	48,386	3.8	13.1
Real estate — residential mortgage	1,954	1,594	1,440	22.6	35.7
Home equity	10,898	10,917	10,669	(.2)	2.1
Consumer — direct	1,266	1,298	1,375	(2.5)	(7.9)
Consumer — indirect:
Marine	3,653	3,637	3,203	.4	14.0
Education [a]	3,608	331	336	990.0	973.8
Other	336	341	302	(1.5)	11.3

Total consumer — indirect loans	7,597	4,309	3,841	76.3	97.8

Total consumer loans	21,715	18,118	17,325	19.9	25.3

Total loans	$76,444	$70,823	$65,711	7.9%	16.3%

Loans Held for Sale Composition
(dollars in millions)

				Percent change 3-31-08 vs.
	3-31-08	12-31-07	3-31-07	12-31-07	3-31-07

Commercial, financial and agricultural	$291	$250	$68	16.4%	327.9%
Real estate — commercial mortgage	1,139	1,219	1,224	(6.6)	(6.9)
Real estate — construction	25	35	163	(28.6)	(84.7)
Commercial lease financing	31	1	1	N/M	N/M
Real estate — residential mortgage	58	47	26	23.4	123.1
Home equity	1	1	—	—	N/M
Education [a]	123	3,176	2,681	(96.1)	(95.4)
Automobile	6	7	12	(14.3)	(50.0)

Total loans held for sale	$1,674	$4,736	$4,175	(64.7)%	(59.9)%

(a)	On March 31, 2008, Key transferred $3.3 billion of education loans from loans held for sale to the loan portfolio.

N/M	= Not Meaningful

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Summary of Loan Loss Experience
(dollars in millions)

	Three months ended
	3-31-08	12-31-07	3-31-07

Average loans outstanding from continuing operations	$72,688	$69,717	$65,669

Allowance for loan losses at beginning of period	$1,200	$955	$944
Loans charged off:
Commercial, financial and agricultural	50	48	17

Real estate — commercial mortgage	4	3	6
Real estate — construction	25	44	1

Total commercial real estate loans	29	47	7
Commercial lease financing	15	18	13

Total commercial loans	94	113	37
Real estate — residential mortgage	4	3	1
Home equity	16	12	8
Consumer — direct	9	8	7
Consumer — indirect	25	16	11

Total consumer loans	54	39	27

	148	152	64
Recoveries:
Commercial, financial and agricultural	14	13	7

Real estate — commercial mortgage	—	2	3
Commercial lease financing	6	12	3

Total commercial loans	20	27	13
Home equity	1	—	1
Consumer — direct	2	2	2
Consumer — indirect	4	4	4

Total consumer loans	7	6	7

	27	33	20

Net loan charge-offs	(121)	(119)	(44)
Provision for loan losses from continuing operations	187	363	44
Allowance related to loans acquired, net	32	—	—
Foreign currency translation adjustment	—	1	—

Allowance for loan losses at end of period	$1,298	$1,200	$944

Net loan charge-offs to average loans from continuing operations	.67%	.67%	.27%
Allowance for loan losses to period-end loans	1.70	1.69	1.44
Allowance for loan losses to nonperforming loans	123.15	174.67	371.65

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Changes in Liability for Credit Losses on Lending-Related Commitments
(in millions)

	Three months ended
	3-31-08	12-31-07	3-31-07

Balance at beginning of period	$80	$55	$53
(Credit) provision for losses on lending- related commitments	(27)	25	(8)

Balance at end of period [a]	$53	$80	$45

(a)	Included in “accrued expense and other liabilities” on the consolidated balance sheet.
Summary of Nonperforming Assets and Past Due Loans
(dollars in millions)

	3-31-08	12-31-07	9-30-07	6-30-07	3-31-07

Commercial, financial and agricultural	$147	$84	$94	$83	$70

Real estate — commercial mortgage	113	41	41	41	44
Real estate — construction	610	415	228	23	10

Total commercial real estate loans	723	456	269	64	54
Commercial lease financing	38	28	30	34	31

Total commercial loans	908	568	393	181	155
Real estate — residential mortgage	34	28	29	27	32
Home equity	74	66	61	55	52
Consumer — direct	2	2	2	2	2
Consumer — indirect	36	23	13	11	13

Total consumer loans	146	119	105	95	99

Total nonperforming loans	1,054	687	498	276	254

Nonperforming loans held for sale	9	25	6	4	3

OREO	29	21	21	27	42
Allowance for OREO losses	(2)	(2)	(1)	(2)	(2)

OREO, net of allowance	27	19	20	25	40

Other nonperforming assets [a]	25	33	46	73	56

Total nonperforming assets	$1,115	$764	$570	$378	$353

Accruing loans past due 90 days or more	$283	$231	$190	$181	$146
Accruing loans past due 30 through 89 days	1,169	843	717	623	626
Nonperforming loans to period-end portfolio loans	1.38%	.97%	.72%	.41%	.39%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.46	1.08	.83	.57	.54

(a)	Primarily investments held by the Private Equity unit within Key’s Real Estate Capital and Corporate Banking Services line of business.
Summary of Changes in Nonperforming Loans
(in millions)

	1Q08	4Q07	3Q07	2Q07	1Q07

Balance at beginning of period	$687	$498	$276	$254	$215
Loans placed on nonaccrual status	566	378	337	130	129
Charge-offs	(144)	(147)	(81)	(72)	(61)
Loans sold	—	(13)	(6)	(7)	—
Payments	(22)	(17)	(13)	(21)	(7)
Transfers to OREO	(20)	(5)	(12)	—	(9)
Transfer to nonperforming loans held for sale	(8)	—	—	—	—
Loans returned to accrual status	(5)	(7)	(3)	(8)	(13)

Balance at end of period	$1,054	$687	$498	$276	$254

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Line of Business Results
(dollars in millions)
Community Banking

						Percent change 1Q08 vs.
	1Q08	4Q07	3Q07	2Q07	1Q07	4Q07	1Q07
Summary of operations
Total revenue (TE)	$629	$652	$626	$629	$805	(3.5)%	(21.9)%
Provision for loan losses	18	36	—	21	14	(50.0)	28.6
Noninterest expense	430	438	415	446	466	(1.8)	(7.7)
Net income	113	111	132	101	203	1.8	(44.3)
Average loans and leases	28,255	27,237	26,948	26,578	26,456	3.7	6.8
Average deposits	50,089	47,255	46,729	46,127	46,524	6.0	7.7
Net loan charge-offs	30	31	19	26	19	(3.2)	57.9
Return on average allocated equity	15.15%	17.43%	20.88%	16.41%	33.36%	N/A	N/A
Average full-time equivalent employees	8,779	8,515	8,683	9,080	9,529	3.1	(7.9)

Supplementary information (lines of business)
Regional Banking
Total revenue (TE)	$530	$555	$532	$536	$713	(4.5)%	(25.7)%
Provision for loan losses	11	25	8	22	16	(56.0)	(31.3)
Noninterest expense	386	385	369	397	417	.3	(7.4)
Net income	83	90	97	73	175	(7.8)	(52.6)
Average loans and leases	19,653	18,771	18,667	18,471	18,499	4.7	6.2
Average deposits	46,499	43,696	43,236	42,723	43,056	6.4	8.0
Net loan charge-offs	29	26	17	20	18	11.5	61.1
Return on average allocated equity	15.28%	20.51%	22.03%	16.92%	40.63%	N/A	N/A
Average full-time equivalent employees	8,430	8,162	8,322	8,709	9,156	3.3	(7.9)

Commercial Banking
Total revenue (TE)	$99	$97	$94	$93	$92	2.1%	7.6%
Provision for loan losses	7	11	(8)	(1)	(2)	(36.4)	N/M
Noninterest expense	44	53	46	49	49	(17.0)	(10.2)
Net income	30	21	35	28	28	42.9	7.1
Average loans and leases	8,602	8,466	8,281	8,107	7,957	1.6	8.1
Average deposits	3,590	3,559	3,493	3,404	3,468	.9	3.5
Net loan charge-offs	1	5	2	6	1	(80.0)	—
Return on average allocated equity	14.80%	10.61%	18.25%	15.22%	15.75%	N/A	N/A
Average full-time equivalent employees	349	353	361	371	373	(1.1)	(6.4)

KeyCorp Reports First Quarter 2008 Earnings
April 17, 2008

Line of Business Results (continued)
(dollars in millions)
National Banking

						Percent change 1Q08 vs.
	1Q08	4Q07	3Q07	2Q07	1Q07	4Q07	1Q07

Summary of operations
Total revenue (TE)	$441	$612	$509	$616	$599	(27.9)%	(26.4)%
Provision for loan losses	169	327	69	32	30	(48.3)	463.3
Noninterest expense	309	389	327	330	317	(20.6)	(2.5)
(Loss) income from continuing operations	(23)	(67)	71	159	157	65.7	N/M
Net (loss) income	(23)	(64)	57	156	149	64.1	N/M
Average loans and leases [a]	44,021	42,037	40,276	39,322	38,839	4.7	13.3
Average loans held for sale [a]	4,932	4,709	4,692	4,377	3,917	4.7	25.9
Average deposits [a]	11,849	12,628	12,631	12,082	11,291	(6.2)	4.9
Net loan charge-offs [a]	91	88	40	27	25	3.4	264.0
Return on average allocated equity [a]	(1.89)%	(5.86)%	6.54%	14.86%	15.22%	N/A	N/A
Return on average allocated equity	(1.89)	(5.59)	5.25	14.58	14.44	N/A	N/A
Average full-time equivalent employees	3,727	3,945	3,791	3,768	4,157	(5.5)	(10.3)

Supplementary information (lines of business)
Real Estate Capital and Corporate Banking Services
Total revenue (TE)	$79	$159	$129	$214	$191	(50.3)%	(58.6)%
Provision for loan losses	45	270	43	8	1	(83.3)	N/M
Noninterest expense	61	117	88	91	85	(47.9)	(28.2)
Net (loss) income	(17)	(143)	(1)	72	66	88.1	N/M
Average loans and leases	16,358	15,003	14,160	13,713	13,636	9.0	20.0
Average loans held for sale	989	1,257	1,584	1,246	1,146	(21.3)	(13.7)
Average deposits	9,749	10,396	10,243	9,446	8,538	(6.2)	14.2
Net loan charge-offs	38	45	7	3	1	(15.6)	N/M
Return on average allocated equity	(3.74)%	(36.46)%	(.27)%	19.61%	19.04%	N/A	N/A
Average full-time equivalent employees	1,235	1,313	1,311	1,295	1,278	(5.9)	(3.4)

Equipment Finance
Total revenue (TE)	$100	$185	$139	$153	$134	(45.9)%	(25.4)%
Provision for loan losses	24	23	16	16	13	4.3	84.6
Noninterest expense	97	98	94	94	86	(1.0)	12.8
Net (loss) income	(13)	40	18	27	22	N/M	N/M
Average loans and leases	10,595	10,729	10,681	10,609	10,479	(1.2)	1.1
Average loans held for sale	32	15	6	10	4	113.3	700.0
Average deposits	14	17	16	16	13	(17.6)	7.7
Net loan charge-offs	24	18	16	16	13	33.3	84.6
Return on average allocated equity	(5.49)%	16.55%	7.59%	11.72%	9.75%	N/A	N/A
Average full-time equivalent employees	872	930	906	901	891	(6.2)	(2.1)

Institutional and Capital Markets
Total revenue (TE)	$158	$169	$155	$160	$158	(6.5)%	—
Provision for loan losses	16	15	(2)	—	—	6.7	N/M
Noninterest expense	102	115	104	101	102	(11.3)	—
Net income	25	25	33	37	34	—	(26.5)%
Average loans and leases	7,631	7,216	6,713	6,563	6,550	5.8	16.5
Average loans held for sale	555	394	373	463	139	40.9	299.3
Average deposits	1,459	1,560	1,844	2,073	2,168	(6.5)	(32.7)
Net loan charge-offs	2	6	6	—	1	(66.7)	100.0
Return on average allocated equity	8.37%	8.54%	12.20%	13.53%	12.76%	N/A	N/A
Average full-time equivalent employees	905	911	939	902	925	(.7)	(2.2)

Consumer Finance
Total revenue (TE)	$104	$99	$86	$89	$116	5.1%	(10.3)%
Provision for loan losses	84	19	12	8	16	342.1	425.0
Noninterest expense	49	59	41	44	44	(16.9)	11.4
(Loss) income from continuing operations	(18)	11	21	23	35	N/M	N/M
Net (loss) income	(18)	14	7	20	27	N/M	N/M
Average loans and leases [a]	9,437	9,089	8,722	8,437	8,174	3.8	15.5
Average loans held for sale [a]	3,356	3,043	2,729	2,658	2,628	10.3	27.7
Average deposits [a]	627	655	528	547	572	(4.3)	9.6
Net loan charge-offs [a]	27	19	11	8	10	42.1	170.0
Return on average allocated equity [a]	(7.87)%	5.06%	10.38%	11.57%	18.15%	N/A	N/A
Return on average allocated equity	(7.87)	6.44	3.46	10.07	14.00	N/A	N/A
Average full-time equivalent employees	715	791	635	670	1,063	(9.6)	(32.7)

(a)	From continuing operations.

TE	= Taxable Equivalent

N/A	= Not Applicable

N/M	= Not Meaningful